Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-113698 of Moog Inc. on Form S-3 of our report dated December 5, 2003, related to the financial statements of Poly-Scientific (A Unit of Northrop Grumman Corporation) for the year ended December 31, 2002, appearing in the Current Report on Form 8-K/A filed December 12, 2003 of Moog Inc. and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP
Los Angeles, California
August 5, 2004